CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Michael Gorin, has authorized and designated Thomas J. Martini to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of National R.V. Holdings, Inc. The authority of Thomas J. Martini under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of National R.V. Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that Thomas J. Martini is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: August 8, 2007                              /s/ Michael Gorin
                                                  ----------------------------
                                                  Michael Gorin